EXHIBIT 10.11
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made the twelfth day of September, 2005 (the “Effective Date”), by and between Pro-Vision Development Corporation of Eldora, Iowa (“Pro-Vision”) and NEK-SEN Energy Partners, of Sabetha, Kansas, a Kansas Partnership (“Client”).
     WHEREAS, Client intends to develop, finance and construct an ethanol plant in or near Sabetha, Kansas (the “Project”); and
     WHEREAS, Pro-Vision has a background in developing and financing ethanol plants and is willing to provide services to Client based on this background.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages Pro-Vision, and Pro-Vision hereby accepts engagement, upon the terms and conditions hereinafter set forth.
     1. Term. The Pro-Vision engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon thirty (30) days prior written notice of its intent to terminate this Agreement. Upon termination, neither Client nor Pro-Vision shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which Pro-Vision may be entitled through the date of termination.
     2. Services. Pro-Vision shall serve as the Client’s consultant and shall perform the following duties incident to that service subject to Client’s approval:
a. Consult with the officers and employees of the Client concerning matters relating to the planning and development of a 50 MGY renewable fuel ethanol plant;
b. Provide Project Coordination services, providing management and oversight in the Client’s directive to establish a separate LLC or Limited Partnership company that will develop, own and operate the production facility, if applicable; and
c. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing; including without limitation, cooperating with the Client’s personnel, consultants and agents similarly engaged.
d. Perform management and oversight representing Client in the construction development of the project, including but not limited to: management of employees and consultants in budgeting, permitting, request for proposals, contracting and overall Construction Coordination.
     It is anticipated Pro-Vision will spend approximately 10 to 100 man hours per week in fulfilling its management obligations under this Agreement. The particular time may vary from day to day or week to week.
     3. Payment. Client shall pay to Pro-Vision a one time commitment fee of $ 15,000 and $1,800 per week for service performed hereunder commencing upon the Effective Date. The weekly base payment shall be due*. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that Pro-Vision shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Pro-Vision has not been paid. In addition, if the triggering event has occurred prior to the effective date of his termination, Client shall pay to Pro-Vision the following:
a. Business Plan Bonus. Client will pay to Pro-Vision a success bonus of $20,000 (the

*Biweekly [/s/GE; /s/MC]

“Business Plan Bonus”) due immediately upon the Client’s acceptance of the Business Plan from Pro-Vision as complete.
b. Loan Commitment Bonus. Client will pay to Pro-Vision a success bonus of $75,000 (the “Loan Commitment Bonus”) payable upon Client’s final acceptance of the senior loan commitment and all additional equity and/or subordinated debt required by such loan commitment.
c. Loan Closing Bonus. Client will pay to Pro-Vision a success bonus of $100,000 (the “Loan Closing Bonus”) at the time of execution of the definitive documents defining the Clients senior loan. Notwithstanding the foregoing, the Client shall have sole discretion in determining whether to accept a loan commitment or close a loan, and the Client shall not become liable to pay the amount discussed in this Section 3d if it elects to not accept a loan commitment or close a loan.
e. Construction Completion Bonus. Client will pay to Pro-Vision a success bonus of $ 50,000 (the “Construction Completion Bonus”) at the time of Substantial Completion by prime contractor/design builder.
     4. Expenses. Client shall reimburse Pro-Vision for all reasonable, ordinary and necessary expenses incurred by Pro-Vision in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at a rate periodically set by the Internal Revenue Service (presently 40.5 cents/mile), phone and a mutually agreed upon per diem for lodging and meals. However, in no case shall any such expense reimbursements exceed $950 in any single week. Payment for expenses will be paid 14 days after receipt by Client from Pro-Vision of expenses due. All other expenses incurred by Pro-Vision under the direction of Client in development of project such as air travel, meeting expenses, copy, postage and office materials utilized remotely from Client supplied office will be reimbursed at cost and will not be within weekly limitation previously defined.
     5. Support Services. Client will provide the following support services for the benefit of Pro-Vision as approved by Client: office space, office equipment, supplies and administrative support such as accounting and secretarial.
     6. Successors and Assigns Bound. This Agreement shall be binding upon the Client and Pro-Vision, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.
     7. Relationship of the Parties. The parties understand that Pro-Vision is an independent contractor with respect to Client and Pro-Vision agents do not represent employment of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Pro-Vision.
     8. Injuries. Pro-Vision acknowledges Pro-Vision’s obligation to obtain appropriate insurance coverage for the benefit of Pro-Vision and its agents. Pro-Vision waives any rights to recover from Client for any injuries that Pro-Vision or his agents, may sustain while performing services under this Agreement resulting from the negligence of Pro-Vision or his agents.
     9. Property and Return of Records. Upon termination of this Agreement, Pro-Vision shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Pro-Vision’s possession or under Pro-Vision’s control and that are Client’s property or relate to Client’s business. This article shall be reciprocal where Client shall return or keep confidential all such similar articles of Pro-Vision rights of ownership to Pro-Vision upon termination of this Agreement. Such articles include documented intellectual property such as “Developing a Renewable Fuels Project from Grass Roots” and such other documents so defined and marked as Pro-Vision property and which are not public record.
     10. Waiver. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.
     11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.
     12. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows, or such substitute street addresses as the parties may provide in writing:

To Pro-Vision:	Pro-Vision Development Corporation
Attention: Matt Crouse, President
1801 17th Avenue
Eldora, IA 50627

To Client:	NEK-SEN Energy Partners
Attention: Gary Edelman

Sabetha, Kansas
     13. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Kansas.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

PRO-VISION DEVELOPMENT CORPORATION	NEK-SEN Energy Partners

/s/ Matthew Crouse Matthew Crouse	By:	/s/ Gary Edelman
	Its:	President

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